Exhibit 99.1
News Release
H&R BLOCK ANNOUNCES AGREEMENT TO ACQUIRE TAXACT DIGITAL TAX PREPARATION BUSINESS
•	Cash purchase price of $287.5 million
•	More than 5 million tax filers used TaxACT solutions last season
•	Estimated to add $0.05 to earnings per share if closed by calendar year end
For Immediate Release: Oct. 13, 2010
KANSAS CITY, Mo. — H&R Block (NYSE: HRB) announced today it has signed a definitive merger agreement to acquire all of the outstanding shares of 2SS Holdings, Inc., developer of TaxACT digital tax preparation solutions, for $287.5 million in cash.
     The company plans to combine its H&R Block At Home digital business and the acquired TaxACT business, into a single unit led by the TaxACT management team, but continue to offer both brands in the market place.
     “This transaction is a significant step for H&R Block in a segment that is strategically important. This will provide us with innovative growth-oriented leadership to accelerate our digital tax offerings and results.” said Alan Bennett, president and chief executive officer of H&R Block. “I am looking forward to working with the TaxACT management team on developing our multi-brand digital strategy for the future.”
     TaxACT has approximately 70 full time associates and is headquartered in Cedar Rapids, Iowa. More than 5 million tax filers used TaxACT last season through online, desktop download and professional software, with the vast majority of those clients filing online.
     Lance Dunn, president of TaxACT, said, “The entire team is excited by the opportunity to partner with H&R Block. We are committed to providing a tremendous value for customers by continuing to offer the TaxACT Free Federal Edition.”
     H&R Block estimates the transaction would add $0.05 to earnings per share in its fiscal year ending April 30, 2011, assuming the transaction closes by the end of the current calendar year. The purchase will be funded by excess available liquidity from cash-on-hand or short-term borrowings. Completion of the transaction is subject to the satisfaction of customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

Conference Call
     At 9 a.m. Eastern time on Thursday, October 14, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to ten minutes prior to the scheduled starting time:
U.S./Canada (877) 247-6355 or International (706) 679-0371
Conference ID: 10673363
     The call also will be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investor-relations.hrblock.com.
     A replay of the call will be available beginning at 9:30 a.m. Eastern time on Oct. 14, and continuing until Nov. 5, 2010, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The conference ID is 10673363. The webcast will be available for replay beginning on Oct.15 at http://investor-relations.hrblock.com
Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.
For Further Information

Investor Relations:	Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:	Jennifer Love, (816)854-4448, jennifer.love@hrblock.com
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